UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 18, 2013

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 Hills Drive, 3rd Floor

Bedminster, NJ 07921

(Address of principal executive offices)

(908) 450-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Contract.

On March 18, 2013, NPS Pharmaceuticals, Inc. (the “Company”) entered into a Termination and Transition Agreement (the “Agreement”), with Takeda GmbH (“Takeda GmbH”), and Takeda Pharma A/S (“Takeda Pharma” and, together with Takeda GmbH, “Takeda”). The Agreement provides for the termination of the license agreement, dated as of July 2, 2007, as amended, which granted Takeda Pharma the exclusive license to sell, market and commercialize recombinant parathyroid hormone 1-84 [rDNA origin] (“PTH”) worldwide, except for the U.S., Israel, and Japan, and a non-exclusive license to manufacture and develop PTH (the “PTH License Agreement”), and the license agreement, dated as of September 24, 2007, as amended, which granted Takeda GmbH the exclusive license to develop and commercialize teduglutide worldwide, except for North America and Israel (the “Revestive License Agreement,” and together with the PTH License Agreement, the “License Agreements”). Preotact is the brand name that Takeda Pharma has used to market PTH for the treatment of osteoporosis in certain of its licensed territories. The Company is developing PTH in the U.S. under the trade name Natpara for the treatment of hypoparathyroidism. Takeda GmbH developed and obtained approval in the EU in August 2012 for teduglutide under the trade name Revestive for the treatment of short bowel syndrome (“SBS”) in adults. The Company obtained U.S. Food and Drug Administration approval in the U.S. in December 2012 for teduglutide under the trade name Gattex for adult patients with SBS who are dependent on parenteral support. As a result of the termination of the License Agreements, the Company now has the exclusive rights worldwide to develop and commercialize teduglutide and PTH.

In addition, under the Agreement the Company acquired certain assets related to the products covered by the License Agreements, including, but not limited to, all of Takeda’s inventory, patents, and regulatory approvals related to such products. The Company was also assigned Takeda’s rights and assumed Takeda’s obligations under certain contracts related to such assets.

Pursuant to the Agreement, the Company agreed to issue 6,067,961 shares of its common stock to Takeda in a private placement transaction, which shares have a value of approximately $50 million based upon the 30-day volume weighted average share price of our common stock as calculated pursuant to the Agreement. Takeda has agreed to a lock-up that will restrict its ability to dispose of these shares for 180 days, and Takeda may be subject to an additional 90-day lock-up if certain conditions are met. The Company will be obligated to make an additional $30 million milestone payment to Takeda in the event world-wide net sales of the products covered by the License Agreements exceed $750 million in a single calendar year; provided that such milestone payment will become due upon a change in control of the Company. Such milestone payment may be made in the Company’s discretion in the form of either cash, shares of the Company’s common stock or a combination of both, subject to certain restrictions, including a limit on the maximum number of shares that may be offered under the Agreement.

The foregoing summary of the material provisions of the Agreement is qualified by reference to the full text of the Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02.   Termination of a Material Definitive Agreement.

On March 18, 2013, the Company and Takeda entered into the Agreement pursuant to which the existing License Agreements were terminated as of such date.

The disclosures under Item 1.01 above are incorporated herein by reference.

Item 2.01.   Completion of Acquisition or Disposition of Assets.

On March 18, 2013, in exchange for 6,067,961 shares of common stock, the Company acquired certain assets related to teduglutide and PTH from Takeda and was assigned Takeda’s rights and assumed Takeda’s obligations under certain related contracts pursuant to the Agreement.

The disclosure under Items 1.01 above and 3.02 below are incorporated herein by reference.

Item 3.02.          Unregistered Sales of Equity Securities.

On March 18, 2013, pursuant to the Agreement and in consideration for the assets and rights acquired by the Company in connection therewith, the Company agreed to issue 6,067,961 shares of its common stock to Takeda upon completion of NASDAQ’s review of the Agreement. The issuances of shares of common stock described under this Item 3.02 is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of the Securities Act of 1933.

The disclosure under Item 1.01 above is incorporated herein by reference.

Item 8.01.   Other Events.

On March 19, 2013, the Company and Takeda issued a joint press release announcing their entry into the Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

2.1	Termination and Transition Agreement dated as of March 18, 2013, by and among Takeda GmbH, Takeda Pharma A/S and the Company.

99.1	Joint Press Release issued on March 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2013	NPS PHARMACEUTICALS, INC.

	By:	/s/ Edward Stratemeier
Name: Edward Stratemeier
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Termination and Transition Agreement dated as of March 18, 2013, by and among Takeda GmbH, Takeda Pharma A/S and the Company.

99.1	Joint Press Release issued on March 19, 2013.